Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated as of March 19, 2013, amends that certain employment agreement, dated May 12, 2006, as amended as of September 5, 2008 and as of December 26, 2008 (collectively, the “Employment Agreement”), between CSS Industries, Inc., a Delaware corporation (“CSS”), and Christopher J. Munyan (“Executive”).

WHEREAS, CSS and the Executive previously entered into the Employment Agreement, which, among other things, provides for the employment of the Executive by CSS in the position of President and Chief Executive Officer;

WHEREAS, the parties desire to amend the Employment Agreement to modify the term of the Executive’s employment with CSS and to modify certain severance benefits that the Executive is eligible to receive in the event that his employment with CSS is terminated by CSS without cause;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Amendment and Restatement of Section 1. The parties acknowledge and agree that Section 1 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

1. Contract Term - The term of your employment will extend until June 30, 2015, unless terminated earlier by you or by CSS at any time as provided herein. Commencing with the calendar year 2014, the term of the Executive’s employment with CSS shall renew each year for a two (2) year term unless either the Executive or CSS gives notice of non-renewal at least ninety (90) days prior to July 1 of such year.

2. Amendment and Restatement of Section 4. The parties acknowledge and agree that Section 4 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

4. Employment Status; Severance Pay - Your employment status with CSS will be that of an employee at-will, and thus this employment status is subject to termination by either you or CSS at any time. However, in the event that CSS terminates your employment without cause either (i) during the term hereof, including any renewal term, or (ii) after the expiration of this letter agreement, but only if this letter agreement has expired because CSS provides you with notice of non-renewal as provided in Section 1 hereof, and subject to your compliance with the terms and conditions of this letter agreement, CSS will pay you an amount equal to twenty-four (24) months of your then-current annual base salary (less applicable tax withholdings and payroll deductions), such amount reduced by and to the extent of any earnings and other compensation received by you or accrued for your benefit for your services (whether as an employee or as an independent contractor) during the period commencing on the day following the one year anniversary of your termination. In addition to the foregoing, in the event that CSS terminates your employment without cause as provided in the immediately preceding sentence, and subject to your compliance with the terms and conditions of this letter agreement, CSS will make the services of an “outplacement” firm available to you to assist you in finding new employment; provided, however, that CSS’ expenditures to make such services available to you shall not exceed the aggregate amount of $6,500. For purposes of this letter agreement, termination “without cause” means termination other than termination resulting from or related to your breach of any of your obligations under this letter agreement, your failure to comply with any lawful directive of CSS’ Chairman of the Board of Directors or the Board of Directors of CSS, your failure to comply with CSS’ Code of Ethics, your conviction of a felony or of any moral turpitude crime, or your willful or intentional engagement in conduct injurious to CSS or any of its affiliates.

The foregoing payment obligation, and the foregoing obligation to make “outplacement” services available to you, is contingent upon (x) receipt by CSS of a valid and fully effective release (in form and substance reasonably satisfactory to CSS) of all claims of any nature which you might have at such time against CSS, its affiliates and their respective officers, directors and agents, excepting therefrom only any payments due to you from CSS pursuant to this paragraph, and (y) your resignation from all positions of any nature which you may then hold with CSS and its affiliates. If you are eligible to receive the foregoing payment, such amount will be paid to you in equal installments, with such installments being paid on the then-applicable paydays for CSS executives over the designated period, commencing within sixty (60) days following your termination date, unless delay is required as described in Section 10(b) herein.

In addition, if you are eligible to receive severance pay under the terms of this letter agreement, and if you elect health care continuation coverage under the Consolidated Omnibus Reconciliation Act (“COBRA”) following termination of your employment, CSS will pay for a portion of the monthly COBRA premium, on the same basis as CSS pays for a portion of such coverage for active employees, until the earlier of the date upon which (a) severance payments are no longer paid to you hereunder, (b) you no longer qualify to receive COBRA benefits, or (c) you elect to discontinue health care continuation coverage under COBRA. If you elect to continue health care continuation coverage under COBRA, normal employee premium deductions will be made from your severance pay.

Further, if you are eligible to receive severance pay under the terms of this letter agreement, you covenant and agree that commencing with the one year anniversary of the date of your termination you will promptly advise CSS in writing on a bi-weekly basis of any earnings and other compensation received by you or accrued for your benefit for your services (whether as an employee or as an independent contractor) during the period commencing on the day following the one year anniversary of your termination.

3. Miscellaneous. Except as expressly modified hereby, the Employment Agreement remains in full force and effect. Upon the execution and delivery hereof, the Employment Agreement shall thereupon be deemed to be amended as hereinabove set forth, and this Amendment and the Employment Agreement shall henceforth be read, taken and construed as one and the same instrument. This Amendment may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

IN WITNESS WHEREOF, this Amendment has been executed by CSS and by the Executive as of the date first above written.

CSS INDUSTRIES, INC. (“CSS”)

By:	/s/ Jack Farber
Jack Farber
Chairman of the Board of Directors

/s/ Christopher J. Munyan
Christopher J. Munyan (“Executive”)

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